DISTRIBUTION FEE WAIVER AGREEMENT

AGREEMENT, effective as of November 1, 2005, by and between the Quantitative Group of Funds (the “Trust”) with respect to Quant Emerging Markets Fund (the “Fund”) and U.S. Boston Capital Corporation (“USBCC”), the Fund’s principal distributor.

1.

USBCC hereby agrees during the period from November 1, 2005 through March 31, 2007 (“Waiver Period”) to waive 0.25% of the 0.50% Rule 12b-1 fees payable to USBCC by the Fund’s Ordinary Shares pursuant to the Distribution Agreement and Distribution Plan dated April 17, 1985, as amended (“Distribution Agreement and Plan”). During the Waiver Period the Fund will pay a 12b-1 fee to USBCC in an amount not to exceed 0.25% pursuant to this Agreement.

2.

USBCC acknowledges its obligation during the Waiver Period to waive the Rule 12b-1 fee as set forth above is mandatory pursuant to this Agreement and may not be terminated during the Waiver Period without the written consent of the Trust and the Fund. The Waiver Period shall not be extended beyond March 31, 2007 except as agreed to by both parties in writing.

3.

Notwithstanding anything to the contrary in any predecessor to this Agreement, USBCC agrees that it shall not be entitled to be reimbursed for any portion of the Rule 12b-1 fee USBCC has agreed to waive in this Agreement.

4.

This Agreement is made and to be performed principally in the Commonwealth of Massachusetts and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts. Any amendment to this Agreement shall be in writing signed by the parties hereto.

In witness whereof, the parties hereto have caused this Agreement to be signed as of the 31st day of October 2005.

QUANTITATIVE GROUP OF FUNDS,

on behalf of QUANT EMERGING MARKETS FUND

By:	/s/ Willard L. Umphrey
Name:	Willard L. Umphrey
Title:	President

U.S. BOSTON CAPITAL CORPORATION

By:	/s/ Elizabeth A. Watson
Name:	Elizabeth A. Watson
Title:	President

AMENDMENT #1

to the

DISTRIBUTION FEE WAIVER AGREEMENT

Amendment dated November 1, 2006 to the Distribution Fee Waiver Agreement between the Quantitative Group of Funds (the “Trust”) with respect to Quant Emerging Markets Fund (the “Fund”) and U.S. Boston Capital Corporation (“USBCC”), the Fund’s principal distributor made effective as of the 1st day of November 2005.

Paragraph 2 is replaced in its entirety with the following:

USBCC acknowledges its obligation during the Waiver Period to waive the Rule 12b-1 fee as set forth above is mandatory pursuant to this Agreement and may not be terminated during the Waiver Period without the written consent of the Trust and the Fund. The Waiver Period shall not be extended beyond July 31, 2007 except as agreed to by both parties in writing.

IN WITNESS WHEREOF, the Trust and USBCC have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President, duly authorized on the date first written above.

QUANTITATIVE GROUP OF FUNDS,

on behalf of QUANT EMERGING MARKETS FUND

By:	/s/ Willard L. Umphrey
Name:	Willard L. Umphrey
Title:	President

U.S. BOSTON CAPITAL CORPORATION

By:	/s/ Elizabeth A. Watson
Name:	Elizabeth A. Watson
Title:	President